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                                                                  Exhibit 4(ac)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                            PHOENIX, ARIZONA 85014]

                        AFFILIATION CREDIT ENDORSEMENT

This Endorsement is made a part of your Annuity. If the terms of your Annuity and those of this Endorsement conflict, the provisions of this Endorsement shall control. This Endorsement amends your Annuity by creating a designated class of Owners called an Affiliation Class and amending the existing provision regarding Purchase Credits for that designated class.

The term "Owner" may be referred to as "Participant" in your Annuity. In this Endorsement, for simplicity, the Participant is referred to as Owner.

EFFECTIVE DATE OF THE ENDORSEMENT: [Issue Date of the Annuity]

AFFILIATION CLASS: [A designated class of Owners that is comprised of the following: 1) current or retired officers, directors, trustees and employees (and their immediate families) of Prudential Financial, Inc. and its affiliates and subsidiaries, and 2) current employees and registered representatives (and their immediate families) of any broker-dealer firm that has a selling agreement with us and/or our distributor, Prudential Annuities Distributors, Inc.]

[IMMEDIATE FAMILY: Consists of the spouse, sons, daughters, mother and father of an Owner in the Affiliation Class.]

PURCHASE CREDITS: The table of Purchase Credits shown in the Annuity Schedule is replaced with the following:

 [LENGTH OF TIME           AGE OF THE OLDEST         PURCHASE CREDIT
 SINCE ISSUE DATE          OWNER WHEN PURCHASE       PERCENTAGE
                           PAYMENT IS RECEIVED
 Less than 4 years         Less than Age 82          9.0%
 Less than 4 years         Ages 82 to 85             4.5%
 4 or more years           Any Age                   0.0%]

All other terms and conditions of the Annuity apply to Owners in the Affiliation class.

                         PRUCO LIFE INSURANCE COMPANY

                            /S/  THOMAS C. CASTANO
                         ------------------------------
                                   Secretary

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